Filed Pursuant to Rule 433
Registration Nos. 333-261719 & 333-261719-03

**PX DETAILS** $1.411+BN HART 2022-C (HYUNDAI PRIME AUTO LOAN)

Active Joint Lead Bookrunners : SMBC (str.), BNP, JPMorgan, Lloyds, and MUFG

Co-Managers : Credit Ag, TD

Anticipated Capital Structure:

CL	SIZE($MM)	WAL	S/F	WNDW	E.FINL	L.FINL	BNCH SPREAD	YLD%	CPN%	$PX
A-1	286.000	0.25	A-1+/F1+	1-6	5/15/23	11/15/23	<PRE-PLACED> +34	4.450	4.45	100.00000
A-2a	437.400	1.05	AAA/AAA	6-20	7/15/24	11/15/25	I-CRV +78	5.416	5.35	99.99381
A-2b	100.000	1.05	AAA/AAA	6-20	7/15/24	11/15/25	SOFR30A +78	SOFR30A+0.78
A-3	487.400	2.36	AAA/AAA	20-39	2/15/26	6/15/27	I-CRV +92	5.451	5.39	99.99952
A-4	101.100	3.48	AAA/AAA	39-45	8/15/26	10/15/28	I-CRV +115	5.588	5.52	99.98699
B	27.420	3.87	AA+/AA+	45-48	11/15/26	10/15/28	<RETAINED>
C	45.670	4.08	AA/A+	48-49	12/15/26	6/15/29	<RETAINED>

Transaction Details:

- Offered :	$1.411+BN offered (no-grow)
- Ticker :	HART 2022-C
- Format :	SEC Registered
- Expected Ratings :	S&P/Fitch
- Expected Pxg :	PRICED
- Expected Settle :	11/9/2022
- Pricing Speed :	1.3 ABS to 5% call
- Risk Retention :	US (Yes); EU (No)
- ERISA Eligible :	Yes
- Min Denoms :	$1k x $1k
- B&D :	SMBC

Available Information:

- Preliminary Prospectus and Ratings Free Writing Prospectus (attached)

- Intex CDI (attached)

- Intexnet :	smbchyar22c	Passcode : 2XJ7
- Deal Roadshow :	https://dealroadshow.com	Passcode : hart2022c
- Direct Link :	https://dealroadshow.com/e/hart2022c

CUSIP/ISIN:

44933DAA9 / US44933DAA90
44933DAB7 / US44933DAB73
44933DAC5 / US44933DAC56
44933DAD3 / US44933DAD30
44933DAE1 / US44933DAE13
44933DAF8 / US44933DAF87
44933DAG6 / US44933DAG60

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at https://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-833-240-3184 or you may e-mail a request to siasg@smbcnikko-si.com. The securities may not be suitable for all investors. SMBC Nikko Securities America, Inc., and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.